Exhibit 2.1

STRICTLY CONFIDENTIAL	FINAL FORM

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

by and among

NEBULA CARAVEL ACQUISITION CORP.,

FETCH MERGER SUB, INC.,

and

A PLACE FOR ROVER, INC. D/B/A ROVER

dated as of February 10, 2021

-i-

4.23.	Environmental Matters	50
4.24.	Absence of Changes	51
4.25.	Information Supplied	51
4.26.	Top Vendors	51
4.27.	Government Contracts	52
4.28.	Financial Assistance; PPP Loans	52
4.29.	No Additional Representation or Warranties	52

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		52

5.1.	Company Organization	53
5.2.	Due Authorization	53
5.3.	No Conflict	54
5.4.	Litigation and Proceedings	54
5.5.	SEC Filings	54
5.6.	Internal Controls; Listing; Financial Statements	55
5.7.	Governmental Authorities; Approvals	56
5.8.	Trust Account	56
5.9.	Investment Company Act; JOBS Act	56
5.10.	Absence of Changes	56
5.11.	No Undisclosed Liabilities	57
5.12.	Capitalization of Parent	57
5.13.	Brokers’ Fees	58
5.14.	Indebtedness	58
5.15.	Taxes	58
5.16.	Business Activities	60
5.17.	Nasdaq Stock Market Quotation	61
5.18.	Registration Statement, Proxy Statement and Proxy Statement/Registration Statement	61
5.19.	No Outside Reliance	62
5.20.	No Additional Representation or Warranties	62

ARTICLE VI COVENANTS		62

6.1.	Company Conduct of Business	62
6.2.	Parent Conduct of Business	65
6.3.	Access	66
6.4.	Preparation and Delivery of Additional Company Financial Statements	67
6.5.	No Solicitation by the Company	67
6.6.	No Solicitation by Parent	67
6.7.	Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals	68
6.8.	Support of Transaction	70
6.9.	HSR Act; Other Filings	70
6.10.	Equity Financing	72
6.11.	Employee Matters	72
6.12.	Post-Closing Directors and Officers of Parent	74
6.13.	Indemnification and Insurance	74
6.14.	Affiliate Agreements	75
6.15.	Section 16 Matters	75
6.16.	Trust Account Proceeds and Related Available Equity	76
6.17.	Nasdaq Listing	76

-ii-

6.18.	Parent Public Filings	76
6.19.	PIPE Subscriptions; Sponsor Backstop Subscription Agreement	76

ARTICLE VII CONDITIONS TO OBLIGATIONS		77

7.1.	Conditions to Obligations of Parent, Merger Sub, and the Company	77
7.2.	Conditions to Obligations of Parent and Merger Sub	78
7.3.	Conditions to the Obligations of the Company	78

ARTICLE VIII TERMINATION/EFFECTIVENESS		79

8.1.	Termination	79
8.2.	Effect of Termination	80

ARTICLE IX MISCELLANEOUS		80

9.1.	Trust Account Waiver	80
9.2.	Waiver	80
9.3.	Notices	80
9.4.	Assignment	82
9.5.	Rights of Third Parties	82
9.6.	Expenses	82
9.7.	Governing Law; Jurisdiction	83
9.8.	Waiver of Jury Trial	83
9.9.	Company and Parent Disclosure Letters	83
9.10.	Entire Agreement	83
9.11.	Amendments	84
9.12.	Publicity	84
9.13.	Severability	84
9.14.	Headings; Counterparts	84
9.15.	Enforcement	85
9.16.	Non-Recourse	85
9.17.	Non-Survival of Representations, Warranties and Covenants	85
9.18.	Legal Representation	85

-iii-

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Parent
Exhibit B	Form of Bylaws of Parent
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Lock-Up Agreement

-iv-

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of February 10, 2021 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among Nebula Caravel Acquisition Corp., a Delaware corporation (“Parent”), Fetch Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and A Place for Rover, Inc. d/b/a Rover, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”); and (y) Parent will change its name to “Rover Group, Inc.”;

WHEREAS, upon the Effective Time (as defined below), all shares of the Company Capital Stock (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement, all Options (as defined below) will be assumed and converted into stock options to purchase shares of Parent Class A Common Stock (as defined below) and all Company Warrants (as defined below) will be assumed and converted into warrants to purchase shares of Parent Class A Common Stock;

WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations, to which each of Parent and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Parent a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has (i) determined that it is advisable for Parent to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Parent Stockholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, Parent, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their outstanding shares of Parent Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Parent’s Governing Documents (as defined below) in connection with obtaining the Parent Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) the Sponsor and other Persons executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, subject certain shares of Parent Common Stock held by the Sponsor as of the date hereof to vesting and forfeiture criteria and forfeit certain Parent Private Placement Warrants held as of the date hereof, in each case, subject to the terms and conditions set forth therein, and (ii) Parent has delivered to the Company a duly executed copy of the Sponsor Backstop Subscription Agreement (as defined below) in full force and effect, pursuant to which True Wind Capital II, L.P. and True Wind Capital II-A, L.P. have agreed to, among other things, acquire certain shares of Parent Common Stock subject to the terms and conditions set forth therein;

WHEREAS, on or prior to the date hereof, Parent entered into the Subscription Agreements (as defined below) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Parent shares of Parent Common Stock for an aggregate purchase price at least equal to Minimum PIPE Investment Amount (as defined below), such purchases to be consummated substantially concurrently with the Closing (as defined below);

WHEREAS, at the Closing, Parent shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with the Sponsor and the other Key Holders (as defined below), substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Parent and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Parent and each of the Key Holders shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Parent and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.4.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of goods or services (including Intellectual Property) in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Additional Parent Cash” has the meaning specified in Section 6.16(a).

“Adjustment Amount” means an amount (which may be a positive or negative number) equal to (i) the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time, minus (ii) the Cash of the Company and its Subsidiaries as of 11:59 p.m. (Pacific Time) on the Business Day immediately preceding the Closing Date (excluding any such Cash that is used to pay (x) any Indebtedness or Company Transaction Expenses after such time and prior to the Effective Time or (y) any amount included in the Tax Liability Amount on the Closing Date), plus (iii) the Tax Liability Amount, plus (iv) the amount of Unpaid Transaction Expenses, minus (v) the Aggregate Exercise Price Amount.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, notwithstanding anything to the contrary herein, except for purposes of Sections 9.5 and 9.16, in no event shall True Wind Capital or any investment funds or investment vehicles affiliated with, or managed or advised by, True Wind Capital or any portfolio company (as such term is customarily used in the private equity industry) or investment of True Wind Capital or of any such investment fund or investment vehicle or any interest therein (including the Sponsor) be deemed, treated or considered to be an “Affiliate” of Parent or its Subsidiaries (or, in each case, vice versa).

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Cash Election Amount” means an amount equal to (i) the total number of Cash Electing Shares, determined without giving effect to any deemed Stock Elections pursuant to Section 3.6(b), multiplied by (ii) the Per Share Value.

“Adjusted Aggregate Cash Electing Shares” means an amount equal to the quotient of (i) the Closing Cash Payment Amount divided by (ii) the Per Share Value.

“Aggregate Closing Consideration” means, collectively, (i) the Closing Cash Payment Amount and (ii) the Closing Number of Securities.

“Aggregate Exercise Price Amount” means the aggregate amount of the exercise prices of all Options and Company Warrants that are issued and outstanding immediately prior to the Effective Time, whether or not vested or exercisable.

“Aggregate Merger Consideration” means, collectively, the (i) the Closing Cash Payment Amount, (ii) the Closing Number of Securities and (iii) any Earn Out Shares issuable pursuant to Section 3.7.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 8.1(b).

“Ancillary Agreements” has the meaning specified in Section 9.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state or foreign law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Available Parent Cash” has the meaning specified in Section 6.16(a).

“Base Purchase Price” means an amount equal to (i) $1,350,000,000.00, minus (ii) the Adjustment Amount. For clarity, if the Adjustment Amount is a negative amount, the Base Purchase Price shall be increased by the absolute value of the Adjustment Amount pursuant to the foregoing clause (ii).

“Business Combination” has the meaning set forth in Article II of Parent’s certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Seattle, Washington are authorized or required by Law to close.

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.

“Cash” means, with respect to any Person, all cash and cash equivalents held by such Person, determined in accordance with GAAP, plus (i) uncleared checks and deposits in transit, in each case, received or deposited or available for the account of such Person, minus (ii) uncleared checks and wires in transit, in each case, issued by such Person that are not yet credited to the account of the recipient thereof, minus (iii) any restricted cash (as defined under GAAP), plus (iv) any security deposits.

“Cash Electing Stockholder” has the meaning specified in Section 3.1(a)(i).

“Cash Electing Stockholder Pro Rata Share” means, with respect to each Cash Electing Stockholder as of the calculation of the Initial Allocation, a fraction (a) the numerator of which shall be the Cash Electing Stockholder Vested Equity Interest held by such Cash Electing Stockholder as of the Election Date and (b) the denominator of which shall be the aggregate Cash Electing Stockholder Vested Equity Interest held by all Cash Electing Stockholders as of the Election Date.

“Cash Electing Stockholder Vested Equity Interest” means, with respect to each Cash Electing Stockholder, without duplication, (i) the aggregate number of shares of Company Capital Stock held by such Cash Electing Stockholder that are issued and outstanding as of the Election Date (assuming, for purposes of this clause (i), that all outstanding shares of Company Preferred Stock have been converted into shares of Company Common Stock in accordance with Article V, Section 4(a) of the Company Certificate of Incorporation), plus (ii) the number of shares of Company Capital Stock issuable upon, or subject to, the exercise of Options that are held by such Cash Electing Stockholder as of the Election Date that are vested and exercisable as of the Election Date.

“Change of Control” shall mean the occurrence of any of the following events: (i) any transaction or series of transactions the result of which is: (x) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (y) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) of Persons acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination (other than, in the case of the foregoing clauses (x) and (y), any transaction in which shares of capital stock of Parent outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock or other equity interests, as applicable, of the Parent, the surviving or successor company, or any direct or indirect parent entity of Parent or the surviving or successor company, as applicable); or (z) a sale of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis except where such sale is to a wholly owned Subsidiary of Parent; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors of Parent then serving: individuals who, on the Closing Date, constitute the Board of Directors of Parent and any new director whose appointment or election by the Board of Directors of Parent or nomination for election by Parent’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board of Directors of Parent on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Cash Payment Amount” means an amount equal to the lesser of (i) the Maximum Cash Payment Amount and (ii) the Aggregate Cash Election Amount.

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Number of Securities” means a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Capital Stock for which a Stock Election is made or deemed to have been made (including pursuant to Section 3.1(a)(ii) and Section 3.6), multiplied by (ii) the Per Share Securities Payment Amount.

“Closing Statements” has the meaning specified in Section 2.4(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Released Company Intellectual Property” has the meaning specified in Section 4.21(g).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, effective October 30, 2018, as amended by the Certificate of Amendment, dated April 7, 2020.

“Company Closing Statement” has the meaning specified in Section 2.4(c).

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.6 (other than Section 4.6(a)(ii) and Section 4.6(a)(iv)) (Capitalization of the Company) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Parent and the Company, as amended or modified from time to time.

“Company Equity Incentive Plans” means the Company’s 2011 Equity Incentive Plan, as amended and the Company’s DogVacay Amended and Restated 2012 Stock Option Plan.

“Company Indemnified Parties” has the meaning specified in Section 6.13(a).

“Company Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate prevent the ability of the Company to consummate the Merger; provided, however, that solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, credit or financial market conditions generally, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), or change in climate, (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (e) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers), (f) any failure of the Company to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, servicers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (g) shall be disregarded for purposes of the representations and warranties set forth in Sections 4.4, 4.12(a)(viii) and 4.13(f) and, in each case, the condition to Closing with respect thereto), (h) the taking of any action by the Company that is expressly required by this Agreement; (i) any action taken by, or at the written request of, Parent or Merger Sub; or (j) any matter set forth on the Company Disclosure Letter; provided, further, that any Event referred to in clauses (a), (b) or (e) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company, including the preferred stock of the Company designated as “Series A Preferred Stock”, “Series B Preferred Stock”, “Series C Preferred Stock”, “Series D Preferred Stock”, “Series D-1 Preferred Stock”, “Series E Preferred Stock”, “Series F Preferred Stock” and “Series G Preferred Stock”.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder” means a holder of a share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, as a result of the exercise or conversion, as applicable, of any Options or Company Warrants prior to the Effective Time).

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Requisite Company Stockholders, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the transactions contemplated hereby and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby, (iii) all severance payments or similar obligations or benefits payable by the Company or any of its Subsidiaries to any employee, that are or become accrued and payable as a result of the consummation of the transactions contemplated by this Agreement, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act) and (iv) all change in control, transaction, termination, tax gross-up, retention, incentive, stock appreciation, phantom stock or similar obligations, amounts, bonuses or benefits payable by the Company or any of its Subsidiaries to any employee, including all deferred compensation amounts, whether or not previously vested, that are or become accrued and payable as a result of consummation of the transactions contemplated by this Agreement (other than any such payments or obligations put in place at the written direction of Parent), together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act); provided, however, that Company Transaction Expenses shall not include Transfer Taxes.

“Company Warrant” means each of the warrants issued by the Company and identified on Section 4.6(a)(iv) of the Company Disclosure Letter.

“Contracting Parties” has the meaning specified in Section 9.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires or purports to require, as a condition of use, modification or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be licensed redistributable at no license fee. By way of example and not limitation, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” Licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures that (i) is commercially reasonable, (ii) is intended to protect the health and safety of employees, independent contractors or customers of the Company or its Subsidiaries, (iii) is consistent with prevalent practices of similarly situated businesses in the industries or the locations in which the Company and its Subsidiaries operate and (iv) (x) is approved in advance in writing by Parent, (y) is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law) (except for (1) any employee layoff or furlough, reduction-in-force or facility closure or shutdown, (2) any inaction or action that would reasonably be expected to have an adverse financial impact on the Company and its Subsidiaries in excess of $1,000,000 or (3) any inaction or action that would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries) or (z) would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Parent to withhold, condition or delay consent with respect to such action or inaction (whether or not Parent has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the CARES Act.

“D&O Indemnified Parties” has the meaning specified in Section 6.13(a).

“DGCL” means the Delaware General Corporation Law.

“Direct Consultant” means any current or former independent contractor who provides or has provided services directly to the Company or any of the Company’s Subsidiaries (excluding, for the avoidance of doubt, any independent contractor of the Company or any of the Company’s Subsidiaries who lists or has listed such independent contractor’s pet services through the Company’s or a Company Subsidiary’s website or other listing of pet services providers).

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the Parent Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the Parent Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Earn Out Period” means the time period between the Closing Date and the seven (7) year anniversary of the Closing Date.

“Earn Out Shares” has the meaning specified in Section 3.7(a).

“Earn Out Shares Allocation Ratio” means the of quotient of (i) the sum of (A) the Earn Out Shares Allocation Number plus (B) (x) the Fully Diluted Number minus the Earn Out Shares Allocation Number multiplied by (y) one (1) minus the Earn Out Shares Discount Factor, divided by (ii) the Fully Diluted Number.

“Earn Out Shares Allocation Number” means, (a) the aggregate number of shares of Company Capital Stock that are (i) issued and outstanding immediately prior to the Effective Time (assuming, for purposes of this clause (i), that all outstanding shares of Company Preferred Stock have been converted into shares of Company Common Stock in accordance with Article V, Section 4(a) of the Company Certificate of Incorporation), or (ii) issuable upon, or subject to, the exercise of Company Warrants that are issued and outstanding immediately prior to the Effective Time, whether or not vested or exercisable minus (b) the Treasury Shares.

“Earn Out Shares Discount Factor” means ninety-nine percent (99%).

“Effective Time” has the meaning specified in Section 2.3(b).

“Enforceability Exceptions” has the meaning specified in Section 4.3(a).

“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excess Shares” has the meaning specified in Section 3.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Export Approvals” has the meaning specified in Section 4.11(c).

“Financial Assistance” has the meaning specified in Section 4.28.

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Fully Diluted Number” means, without duplication, (a) the aggregate number of shares of Company Capital Stock that are (i) issued and outstanding immediately prior to the Effective Time (assuming, for purposes of this clause (a), that all outstanding shares of Company Preferred Stock have been converted into shares of Company Common Stock in accordance with Article V, Section 4(a) of the Company Certificate of Incorporation), or (ii) issuable upon, or subject to, the exercise of Options or Company Warrants, in each case that are issued and outstanding immediately prior to the Effective Time, whether or not vested or exercisable minus (b) the Treasury Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation (including, with respect to the Company, the Company Certificate of Incorporation) and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Approval” has the meaning specified in Section 4.5.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 6.11(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) deferred and unpaid purchase price obligations, “earn out” obligations or similar obligations entered into in connection with any acquisition of a business or entity by such Person, (vii) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee, or otherwise in connection with a reduction in force, in each case, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act), (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Independent Director” has the meaning specified in Section 6.12(a).

“Intellectual Property” means any and all worldwide rights in or to intellectual or industrial property, including the following: (i) patents, patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, methods, processes, and other confidential information or proprietary rights. “Intellectual Property” does not include Personal Information or any right to privacy therein.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology used by or on behalf the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Key Holders” means each Person (other than the Parent and the Company) that is party to the Sponsor Support Agreement or Company Holders Support Agreement executed and delivered concurrently with the execution and delivery of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b)

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, pre-emptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Maximum Cash Payment Amount” means an amount equal to (i) the amount of Available Parent Cash as of the Closing, minus (ii) the amount of Unpaid Transaction Expenses, minus (iii) $250,000,000; provided that if such calculation results in a negative number, the “Maximum Cash Payment Amount” shall be deemed to be zero (0); provided, further, that in no event shall the Maximum Cash Payment Amount exceed, and the Maximum Cash Payment Amount shall, to the extent necessary, be automatically reduced to an amount such that it does not exceed, an amount equal to 19.9% multiplied by the sum of (A) the amount of the Maximum Cash Payment Amount plus (B) the product of (x) the Closing Number of Securities multiplied by (y) the closing trading price of Parent Class A Common Stock on the date that is three (3) Business Days prior to the Closing, calculated in each case of the foregoing clauses (A) and (B) disregarding the effect of this proviso, so that the Maximum Cash Payment Amount shall be reduced to the extent necessary in order to permit the transactions contemplated hereby to qualify for the intended tax treatment pursuant to Section 2.7.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.001 per share, of Merger Sub.

“Minimum Available Parent Cash Amount” has the meaning specified in Section 6.16(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Modification in Recommendation” has the meaning specified in Section 6.7(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Nondisclosure Agreement” has the meaning specified in Section 9.10.

“Nonparty Affiliates” has the meaning specified in Section 9.16.

“Offer Documents” has the meaning specified in Section 6.7(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option” means an option to purchase shares of Company Common Stock granted under a Company Equity Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company outside of a Company Equity Incentive Plan.

“Option Exchange Ratio” means the sum of (i) the Per Share Securities Payment Amount plus (ii) the (A) quotient of (x) the 22,500,000, divided by (y) the Fully Diluted Number multiplied by (B) the Earn Out Shares Discount Factor.

“Owned Land” has the meaning specified in Section 4.20(b).

“Parent” has the meaning specified in the Preamble hereto.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Closing Statement” has the meaning specified in Section 2.4(d).

“Parent Common Stock” means the Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Common Stock Value Per Share” means $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring prior to the Effective Time).

“Parent Common Warrant” means a warrant to purchase one (1) share of Parent Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Parent’s initial public offering.

“Parent Disclosure Letter” has the meaning specified in the introduction to Article V.

“Parent Financial Statements” has the meaning specified in Section 5.6(d).

“Parent Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Parent Organization), Section 5.2 (Due Authorization), Section 5.12 (Capitalization of Parent) and Section 5.13 (Brokers’ Fees).

“Parent Indemnified Parties” has the meaning specified in Section 6.13(a).

“Parent Private Placement Warrant” means a warrant to purchase one (1) share of Parent Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Parent SEC Filings” has the meaning specified in Section 5.5.

“Parent Securities” has the meaning specified in Section 5.12(a).

“Parent Stockholder Approval” means (i) with respect to the Transaction Proposal set forth in clause (B) of the definition of “Transaction Proposals”, the approval of such Transaction Proposal by an affirmative vote of the (x) holders of at least a majority of the outstanding shares of Parent Class A Common Stock entitled to vote thereupon (as determined in accordance with Parent’s Governing Documents), voting as a single class, and (y) holders of at least a majority of the outstanding shares of Parent Class B Common Stock entitled to vote thereupon (as determined in accordance with Parent’s Governing Documents), voting as a single class, and (ii) with respect to all other Transaction Proposals, the approval of the Transaction Proposals by an affirmative vote of a majority of votes cast by holders of shares of Parent Common Stock present in person or represented by proxy and entitled to vote thereupon (as determined in accordance with Parent’s Governing Documents), in each case at an Parent Stockholders’ Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Stockholder Redemption” means the election of an eligible (as determined in accordance with Parent’s Governing Documents) holder of Parent Class A Common Stock to redeem all or a portion of the shares of Parent Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Parent’s Governing Documents) in connection with the Transaction Proposals.

“Parent Stockholder Redemption Amount” means the aggregate amount payable with respect to all Parent Stockholder Redemptions.

“Parent Stockholders” means the stockholders of Parent as of immediately prior to the Effective Time.

“Parent Stockholders’ Meeting” has the meaning specified in Section 6.7(b).

“Parent Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Parent or Parent’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the transactions contemplated hereby, including: (i) deferred underwriting commissions disclosed in any Parent SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers) (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Parent SEC

Filings, (iv) amounts outstanding under Working Capital Loans, or (v) filing fees paid or payable by or on behalf of Parent or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Parent Transaction Expenses shall not include Transfer Taxes.

“Parent Warrants” means the Parent Common Warrants and the Parent Private Placement Warrants.

“Payment Spreadsheet” has the meaning specified in Section 2.4(c).

“Per Share Earn Out Share Amount” means the Per Share Triggering Event I Earn Out Share Amount, the Per Share Triggering Event II Earn Out Share Amount and the Per Share Triggering Event III Earn Out Share Amount.

“Per Share Securities Payment Amount” means a number of shares of Parent Class A Common Stock equal to the quotient of (i) the Per Share Value, divided by (ii) the Parent Common Stock Value Per Share.

“Per Share Triggering Event I Earn Out Share Amount” means a number of shares of Parent Class A Common Stock equal to the quotient of (i) the Triggering Event I Earn Out Shares, divided by (ii) the Earn Out Shares Allocation Number.

“Per Share Triggering Event II Earn Out Share Amount” means a number of shares of Parent Class A Common Stock equal to the quotient of (i) the Triggering Event II Earn Out Shares, divided by (ii) the Earn Out Shares Allocation Number.

“Per Share Triggering Event III Earn Out Share Amount” means a number of shares of Parent Class A Common Stock equal to the quotient of (i) the Triggering Event III Earn Out Shares, divided by (ii) the Earn Out Shares Allocation Number.

“Per Share Value” means the quotient of (i) the Base Purchase Price divided by (ii) the Fully Diluted Number.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (xi) restrictions on transfer under applicable securities Laws and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that is defined as “personal data”, “personal information”, “non-public personal information”, “personally identifiable information” or “PII” or any similar term, or is otherwise regulated, by applicable Law relating to privacy, data protection or cybersecurity.

“Personal Information Laws and Policies” has the meaning set forth in Section 4.22(a).

“PIPE Investment” means the purchase of shares of Parent Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PPP Loan” means a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act or title III of the CAA.

“Privacy Policies” has the meaning set forth in Section 4.22(a).

“Prospectus” has the meaning specified in Section 9.1.

“Proxy Statement” has the meaning specified in Section 6.7(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.7(a)(i).

“Q3 Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.7(a).

“Remaining Cash Electing Stockholder” shall mean, with respect to any Subsequent Allocation or any Residual Allocation, as applicable, any Cash Electing Stockholder that has not been previously allocated a number of Available Cash Electing Shares pursuant to the Initial Allocation or any previous Subsequent Allocation equal to the number of shares of Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.6.

“Remaining Cash Electing Stockholder Pro Rata Share” means, with respect to each Remaining Cash Electing Stockholder as of the calculation of any Subsequent Allocation or any Residual Allocation, a fraction (a) the numerator of which shall be the Cash Electing Stockholder Vested Equity Interest held by such Remaining Cash Electing Stockholder as of the Election Date and (b) the denominator shall mean the aggregate Cash Electing Stockholder Vested Equity Interest held by all then Remaining Cash Electing Stockholders as of the Election Date.

“Requisite Company Stockholders” means the holders of (i) a majority of the shares of Company Preferred Stock outstanding, voting together as a single class on an as-converted to Company Common Stock basis (with all shares of Company Preferred Stock being treated as if they had been converted to shares of Company Common Stock in accordance with Article V, Section 4(a) of the Company Certificate of Incorporation), and (ii) a majority of the shares of Company Capital Stock outstanding, voting together as a single class on an as-converted to Company Common Stock basis (with all shares of Company Preferred Stock being treated as if they had been converted to shares of Company Common Stock in accordance with Article V, Section 4(a) of the Company Certificate of Incorporation), in each case of the foregoing clauses (i) and (ii) determined as of the record date for determining stockholders of the Company entitled to consent in writing with respect to the Company Stockholder Approvals.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in Section 4.6(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Nebula Caravel Holdings, LLC, a Delaware limited liability company.

“Sponsor Backstop Amount” means the amount of proceeds actually received by Parent pursuant to the purchase of shares of Parent Class A Common Stock specified in Section 1.1(a) of the Sponsor Backstop Subscription Agreement.

“Sponsor Backstop Subscription Agreement” means that certain Backstop Subscription Agreement, dated as of the date hereof, by and among the Sponsor, Parent and the Company, as amended or modified from time to time.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Parent, the Company and certain other parties thereto, as amended or modified from time to time.

“STB” has the meaning specified in Section 9.18(b)

“STB Privileged Communications” has the meaning specified in Section 9.18(b).

“STB Waiving Parties” has the meaning specified in Section 9.18(b).

“STB WP Group” has the meaning specified in Section 9.18(b).

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated; provided, that for purposes of Section 5.12(e) and Section 6.19, “Subscription Agreements” shall also be deemed to include the Sponsor Backstop Subscription Agreement.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Allocation Principles” shall apply as follows: (i) to the extent permitted or required by applicable Law, the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date; and (ii) to the extent the treatment in clause (i) is not permitted, for purposes of determining the Tax Liability Amount, the amount of Taxes allocable to the pre-Closing portion of any Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period of the Company and all other relevant entities ended on and included the Closing Date, provided that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of dates in each period.

“Tax Liability Amount” means, without duplication, determined as of the Closing Date, the amount of any unpaid Taxes of the Company (whether or not then due) for any taxable period (or portion thereof) ending on or before the Closing Date, which amount shall be calculated (i) by calculating any Taxes for Straddle Periods using the Tax Allocation Principles, (ii) by including any unpaid Tax liabilities of the Company for any Tax period as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to a taxable period (or portion thereof) ending on or before the Closing Date (for the avoidance of doubt, calculated in accordance with the Tax Allocation Principles), (iii) by taking into account any net operating losses and any other Tax assets only to the extent (if any) that they would actually reduce (but not below zero) the amount of the Taxes owed with respect to a taxable period ending on or prior to the Closing Date and (iv) by treating any agreed or required adjustments in respect of a taxable period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) as having occurred in a taxable period ending on or before the Closing Date; provided, in all cases, that in no event shall the Tax Liability Amount be a negative number.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, penalty, or addition thereto.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Vendors” has the meaning specified in Section 4.26(a).

“Trading Day” means any day on which shares of Parent Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Class A Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.7(b).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Triggering Event” means any of Triggering Event I, Triggering Event II and Triggering Event III.

“Triggering Event I” means that the VWAP of Parent Class A Common Stock is, at any time during the Earn Out Period, greater than or equal to $12.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing).

“Triggering Event I Earn Out Shares” means a number of shares of Parent Class A Common Stock equal to the product of (i) 10,000,000 shares of Parent Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earn Out Shares Allocation Ratio.

“Triggering Event II” means that the VWAP of Parent Class A Common Stock is, at any time during the Earn Out Period, greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing).

“Triggering Event II Earn Out Shares” means a number of shares of Parent Class A Common Stock equal to the product of (i) 10,000,000 shares of Parent Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earn Out Shares Allocation Ratio.

“Triggering Event III” means that the VWAP of Parent Class A Common Stock is, at any time during the Earn Out Period, greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing).

“Triggering Event III Earn Out Shares” means a number of shares of Parent Class A Common Stock equal to the product of (i) 2,500,000 shares of Parent Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earn Out Shares Allocation Ratio.

“True Wind Capital” means True Wind Capital Management, L.P.

“Trust Account” has the meaning specified in Section 9.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 6.16(a).

“Trustee” has the meaning specified in Section 5.8.

“Ultimate Parent Entity” has the meaning ascribed to such term in 16 C.F.R. § 801.1 and interpreted by the United States Federal Trade Commission Premerger Notification Office.

“Unpaid Company Expenses” has the meaning specified in Section 2.4(c).

“Unpaid Parent Expenses” has the meaning specified in Section 2.4(d).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(d).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

“WARN” has the meaning specified in Section 4.14(g).

“Warrant Agreement” means the Warrant Agreement, dated as of December 8, 2020, between Parent and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Parent by any of the Sponsor, an Affiliate of the Sponsor or any of Parent’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“WSGR” has the meaning specified in Section 9.18(a).

“WSGR Privileged Communications” has the meaning specified in Section 9.18(a).

“WSGR Waiving Parties” has the meaning specified in Section 9.18(a).

“WSGR WP Group” has the meaning specified in Section 9.18(a).

1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”, (vii) the phrase “made available” or “delivered” by the Company to Parent or Merger Sub, when used in reference to a document, shall mean that the document was made available for viewing in the “Project Fetch” electronic data room hosted by Donnelley Financial Solutions Venue at least one Business Day prior to the date of this Agreement and (viii) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice” (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “willful breach” means, with respect to any party to this Agreement, a material breach or failure to perform that is the consequence of an intentional act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement. The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud (i.e., with scienter).

1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge (as opposed to imputed or constructive knowledge) of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” (as opposed to imputed or constructive knowledge) of Parent shall mean the knowledge of the individuals identified on Section 1.3 of the Parent Disclosure Letter, in each case of the foregoing clauses (i) and (ii), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Parent.

2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California 94304, at 8:00 a.m. (Pacific Time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Parent, Merger Sub, and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Parent and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Parent, a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled;

(ii) to Parent, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 6.12), effective as of the Effective Time;

(iii) to Parent, the Investor Rights Agreement, duly executed by the Company and each Company Stockholder that is a Key Holder;

(iv) to Parent, evidence that the Affiliate Agreements set forth on Section 6.14 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to, or obligation of, Parent, the Company or any of the Company’s Subsidiaries; and

(v) to Parent, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Parent will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Closing Consideration for further distribution to the Company Stockholders pursuant to Section 3.2.

(ii) to the Company, a certificate signed by an executive officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled;

(iii) to the Company, the Investor Rights Agreement, duly executed by duly authorized representatives of Parent and the Sponsor;

(iv) to the Company, the Lock-Up Agreement, duly executed by a duly authorized representative of Parent; and

(v) to the Company, the written resignations of all of the directors and officers of Parent and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Parent after the Effective Time, in accordance with the provisions of Section 2.6 and Section 6.12), effective as of the Effective Time.

(c) No sooner than five (5) or later than two (2) days prior to the Closing Date, the Company shall deliver to Parent a certificate duly executed by an authorized officer of the Company on behalf of the Company (the “Company Closing Statement”) setting forth (i) a statement of (x) the Company’s calculation of the Adjustment Amount and (y) the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Effective Time (the “Unpaid Company Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee. Promptly following delivery of the Parent Closing Statement (and in no event later than one (1) day prior to the Closing Date), the Company shall deliver to Parent a schedule setting forth the Aggregate Closing Consideration payable to the Company Stockholders (the “Payment Spreadsheet”). The calculation and allocation of the Aggregate Closing Consideration set forth on the Payment Spreadsheet, as it may be amended pursuant to Section 2.4(e), shall be binding on all parties and Parent shall be entitled to result fully on the allocation of the Aggregate Closing Consideration set forth on the Payment Spreadsheet.

(d) No sooner than five (5) or later than (2) days prior to the Closing Date, Parent shall deliver to the Company a certificate duly executed by an authorized officer of Parent on behalf of Parent (the “Parent Closing Statement” and, together with the Company Closing Statement, the “Closing Statements”), setting forth a statement of (i) Parent’s calculation of the Available Parent Cash, the Additional Parent Cash, the Parent Stockholder Redemption Amount, the Sponsor Backstop Amount, the Excess Amount (as defined in the Sponsor Support Agreement), the Expenses Excess Amount (as defined in the Sponsor Support Agreement), (ii) Parent’s calculation of the number of Subject Shares (as defined in the Sponsor Support Agreement) or Subject Warrants (as defined in the Sponsor Support Agreement) that are vested or forfeited in connection with the Closing pursuant to Section 1.9 of the Sponsor Support Agreement and the allocation of such vesting or forfeiture among the Sponsor Parties (as defined in the Sponsor Support Agreement) and (iii) the aggregate accrued and unpaid Parent Transaction Expenses as of immediately prior to the Effective Time (the “Unpaid Parent Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”). On the Closing Date, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, the Unpaid Transaction Expenses set forth on the Closing Statements; provided, that any Unpaid Company Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such Persons through the Company’s payroll.

(e) Each of the Company and Parent shall (i) provide the other party and its representatives with reasonable access to the relevant books, records and finance personnel of such party to enable the other party and its representatives to review and analyze the amounts set forth on the Closing Statements and the Payment Spreadsheet, and (ii) make such amendments to the Closing Statements and the Payment Spreadsheet as the parties may mutually and in good faith agree.

2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of Surviving Corporation, until thereafter amended as provided therein and under the DGCL.

(b) At the Closing, Parent shall amend and restate, effective as of the Effective Time, its certificate of incorporation and bylaws in substantially the form attached as Exhibits A and B hereto, respectively (with such changes as may be agreed in writing by Parent and the Company).

2.6. Directors and Officers.

(a) Parent, Merger Sub and the Company shall take all such action necessary so that, from and after the Effective Time, the Persons set forth on Section 2.6 of the Company Disclosure Letter shall be the initial directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter) of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) Parent shall take all such action necessary so that, from and after the Effective Time, the Persons identified as the initial directors and officers of Parent after the Effective Time, in accordance with the provisions of Section 6.12, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of Parent, each to hold office in accordance with the Governing Documents of Parent.

2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing customary representation letters and attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Capital Stock, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (ii) any shares of Company Capital Stock held by Company Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL) shall be canceled and converted into the right to receive:

(i) if the holder of such share makes a proper election to receive cash consideration (a “Cash Election”) with respect to such share of Company Capital Stock pursuant to Section 3.6(c) (each such share, a “Cash Electing Share,” and each such holder that has made a Cash Election, a “Cash Electing Stockholder”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Value;

(ii) if the holder of such share makes a proper election to receive Parent Class A Common Stock share consideration (a “Stock Election”), or is deemed to have made a Stock Election (including if the holder fails to make a Cash Election or Stock Election accordance the procedures set forth on Section 3.6), with respect to such share of Company Capital Stock, an amount of shares of Parent Class A Common Stock equal to the Per Share Securities Payment Amount, subject to Section 3.1(c); and

(iii) on the terms and subject to the conditions set forth in Section 3.7, an amount of shares of Parent Class A Common Stock equal to the Per Share Earn Out Share Amount, subject to Section 3.1(c).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the shares of Merger Sub Capital Stock, shall be converted into one 117,000,000 shares of common stock, par value $0.00001, of the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Class A Common Stock shall be issued in the Merger. In lieu of any fractional shares of Parent Class A Common Stock to which any Company Stockholder would otherwise be entitled in the Merger, the Exchange Agent (as defined below) shall round down to the nearest whole share of Parent Class A Common Stock (based on the aggregate number of shares of Parent Class A Common Stock to which such Company Stockholder would otherwise be entitled in the Merger) in each case of any issuance of shares of Parent

Class A Common Stock to Company Stockholders pursuant to Section 3.1(a)(ii) or Section 3.7 (but aggregating, for such purposes, any issuances pursuant to multiple Triggering Events that may occur at the same time). All fractional shares of Parent Class A Common Stock which a Company Stockholder would be otherwise entitled to receive as a result of the Merger shall be aggregated and calculations shall be rounded to five decimal places. In lieu of any such fractional shares, each Company Stockholder who would otherwise be entitled to such fractional shares shall be entitled to receive an amount in cash, without interest, representing such holder’s proportionate interest in the net proceeds from the sale of shares of Parent Class A Common Stock representing all such fractional shares (the “Excess Shares”) by the Exchange Agent on behalf of all such holders in accordance with the procedures set forth in this Section 3.1(c). The amount of cash which each Company Stockholder who would otherwise be entitled to fractional shares of Parent Class A Common Stock shall be entitled to receive shall be an amount equal to (i) the net proceeds of such sale(s) of Excess Shares by the Exchange Agent, multiplied by (ii) a fraction, the numerator of which is the amount of fractional interests to which such Company Stockholder would otherwise be entitled and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Company Stockholders in lieu of any fractional share interests in Parent Class A Common Stock, the Exchange Agent shall make available such amounts, without interest, to the Company Stockholders entitled to receive such cash following the procedures in Section 3.2. The sale of the Excess Shares by the Exchange Agent shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the Company Stockholders, the Exchange Agent shall hold such proceeds in trust for such Company Stockholders. The net proceeds of any such sale or sales of the Excess Shares to be distributed to the Company Stockholders shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales.

3.2. Exchange Procedures.

(a) Prior to the Closing, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Closing Consideration to the Company Stockholders. At or before the Effective Time, Parent shall deposit with the Exchange Agent an amount of cash equal to the Closing Cash Payment Amount, a number of shares of Parent Class A Common Stock equal to the Closing Number of Securities.

(b) Reasonably promptly after the Effective Time, Parent shall send or shall cause the Exchange Agent to send, to each Company Stockholder whose Company Capital Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration and the cash amount required to be paid pursuant to Section 3.1(c), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal and instructions will be in customary form reasonably agreed by Parent and the Company) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Closing Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, with (i) any cash portion of the Aggregate Closing Consideration or required to be paid to Company Stockholders pursuant to Section 3.1(c) being delivered via wire transfer of immediately available funds in accordance with instructions provided in such Letter of Transmittal, and (ii) the equity portion of the Aggregate Closing Consideration being delivered via book-entry issuance, in each case of the foregoing clauses (i) and (ii), less any required Tax withholdings as provided in Section 3.3(a). No interest shall be paid or accrued upon the transfer of any share of Company Capital Stock.

(d) Promptly following the date that is one (1) year after the Effective Time, Parent shall instruct the Exchange Agent to deliver to Parent all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Closing Consideration that remains unclaimed shall be returned to Parent, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Closing Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly deliver, such applicable portion of the Aggregate Closing Consideration without any interest thereupon. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Closing Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.3. Treatment of Options and Company Warrants.

(a) Treatment of Options.

(i) Each Option that is outstanding immediately prior to the Effective Time shall be assumed by Parent. Each Option so assumed by Parent pursuant to this Section 3.3(a) shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Equity Incentive Plan and the option agreement relating thereto (including with respect to the vesting thereof), as in effect immediately prior to the Effective Time, except that (A) such assumed Option shall be exercisable for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time, multiplied by the Option Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such assumed Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such assumed Option was exercisable immediately prior to the Effective Time, by (y) the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price of the Option, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code.

(ii) The Company shall take all necessary actions to (i) effect the treatment of Options pursuant to this Section 3.3(a) in accordance with the applicable Company Equity Incentive Plan and the applicable award agreements, and (ii) terminate the Company Equity Incentive Plans and the shares reserved thereunder as of the Effective Time and to ensure no new awards are granted thereunder from and following the Effective Time.

(b) Treatment of Company Warrants.

(i) Each Company Warrant that is outstanding immediately prior to the Effective Time shall be assumed by Parent (except to the extent otherwise provided by the terms thereof). Each such Company Warrant shall continue to have, and be subject to, the same terms and conditions as in effect immediately prior to the Effective Time, except that (A) such Company Warrant shall be exercisable for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time, multiplied by the (x) Per Share Securities Payment Amount and (y) the Per Share Earn Out Share Amount, provided that any shares of Parent Class A Common Stock issuable pursuant to this section (y) shall be issuable on account of such Company Warrant at the same time, and on the same terms and subject to the conditions, as the applicable portion of the Earn Out Shares are issuable to the Company Stockholders pursuant to Section 3.7, as if the holder of such Company Warrant were a Company Stockholder with respect to the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time, and (B) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Company Warrant shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time, by (y) the Per Share Securities Payment Amount, rounded up to the nearest whole cent.

(ii) The Company shall take all necessary actions to effect the treatment of Company Warrants pursuant to this Section 3.3(b) in accordance with the applicable warrant agreements and shall promptly furnish to Parent copies of any resolutions adopted or agreements entered into in connection therewith.

3.4. Withholding. Notwithstanding any other provision to this Agreement, Parent, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.

3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or compromise, or offer to settle or compromise, any such demands.

3.6. Consideration Election Procedures.

(a) On or prior to the Election Date, each Company Stockholder entitled to receive consideration pursuant to Section 3.1(a) shall, subject to the terms of any agreement between such Company Stockholder and the Company, be entitled to specify a percentage of the number of such holder’s shares of Company Capital Stock with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.6.

(b) If the Maximum Cash Payment Amount exceeds the Aggregate Cash Election Amount, then each Cash Electing Stockholder will be deemed to have made a Cash Election with respect to the number of shares of Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.6.

(c) If the Aggregate Cash Election Amount exceeds the Maximum Cash Payment Amount, then the aggregate number of Cash Electing Shares shall be reduced to an amount equal to the Adjusted Aggregate Cash Electing Shares (such shares, the “Available Cash Electing Shares”). The Available Cash Electing Shares shall be allocated among each Cash Electing Stockholder (and such Cash Electing Stockholder will automatically be deemed to have made a Cash Election only with respect to a number of shares of Company Capital Stock held by such Cash Electing Stockholder) as follows:

(i) First, each Cash Electing Stockholder shall be allocated a number of Available Cash Electing Shares equal to the lesser of (A) the number of shares of Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.6 and (B) the product of (x) the number of total Available Cash Electing Shares multiplied by (y) such Cash Electing Stockholder’s Cash Electing Stockholder Pro Rata Share (the “Initial Allocation”).

(ii) Next, each then Remaining Cash Electing Stockholder shall be allocated a number of Available Cash Electing Shares equal to the lesser of (A) the number of shares of Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.6 minus any Available Cash Electing Shares allocated to the Cash Electing Stockholders pursuant to the Initial Allocation or any previous Subsequent Allocation and (B) the product of (x) the number of total Available Cash Electing Shares that have not been previously allocated to the Cash Electing Stockholders pursuant to the Initial Allocation or any previous Subsequent Allocation (the then “Remaining Available Cash Electing Shares”) multiplied by (b) such Remaining Cash Electing Stockholder’s Remaining Cash Electing Stockholder Pro Rata Share (each a “Subsequent Allocation”). A number of sequential Subsequent Allocations shall be repeated iteratively until such time as either (A) there remains only one Remaining Cash Electing Stockholder, who will then be allocated all then Remaining Available Cash Electing Shares or (B) all Available Cash Electing Shares have been allocated pursuant to the Initial Allocation and such Subsequent Allocations (the final allocation pursuant to (A) or (B), the “Residual Allocation”). For clarity, upon the completion of the allocations contemplated by this Section 3.6(c), each Cash Electing Stockholder that has not been allocated pursuant to this Section 3.6(c) a number of Available Cash Electing Shares equal to the number of shares of Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.6 shall receive be allocated the same amount of Available Cash Electing Shares as a proportion of such Cash Electing Stockholder’s Cash Electing Stockholder Vested Equity Interest.

(iii) Each Cash Electing Stockholder shall automatically be deemed automatically and irrevocably be deemed to have made a Stock Election with respect to such number of shares of Company Capital Stock held by such Cash Electing Stockholder equal to the excess of (A) the number of shares of Company Capital Stock held by such Cash Electing Stockholder (including shares with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.6) minus (B) the number of Available Cash Electing Shares that have been allocated to such Cash Electing Stockholder pursuant to the allocations contemplated by this Section 3.6(c).

(d) As promptly as reasonably practicable following the date hereof, the Company shall deliver (or cause to be delivered) to each registered holder of Company Capital Stock on the date of this Agreement a form of election (the “Form of Election”), together with instructions for completing and returning to the Company the completed and executed Form of Election. Each Company Stockholder entitled to receive consideration pursuant to Section 3.1(a) may use the Form of Election to irrevocably make a Cash Election or a Stock Election in accordance with such instructions. In the event that any such Company Stockholder fails to make prior to the Election Date a proper Cash Election or a Stock Election with respect to any or all shares of Company Capital Stock held such holder, then such holder shall be automatically and irrevocably be deemed to have made a Stock Election with respect to those shares. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become holders of Company Capital Stock during the period between the date of this Agreement and the Election Date, and who are entitled to receive consideration pursuant to Section 3.1(a).

(e) Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first delivered to the registered holders of Company Common Stock (the “Election Date”), a Form of Election properly completed in accordance with the accompanying instructions and accompanied by any additional documents required by the instructions set forth in or accompanying the delivery of the Form of Election. The Company shall publicly announce the Election Date upon the first delivery of the Form of Elections to the registered holders of Company Capital Stock.

(f) Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article VIII, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Capital Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company until following the Effective Time, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.6.

(g) The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made, deemed to be made, or revoked pursuant to this Section 3.6. The Company shall also make all computations contemplated by Section 3.6, and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules, subject to Parent’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), as are consistent with this Section 3.6 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, Parent and the Company shall reduce any Company Stockholder’s Cash Election to the extent reasonably necessary in order to permit the transactions contemplated hereby the qualify for the intended tax treatment pursuant to Section 2.7.

3.7. Issuance of Earn Out Shares to Company Stockholders.

(a) Following the Closing, and as additional consideration for the Merger, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall issue, or cause the Exchange Agent or any replacement transfer agent engaged by Parent to issue, to each Company Stockholder the following amount of shares of Parent Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing) (the “Earn Out Shares”), with respect each share of Company Capital Stock, that is issued and outstanding immediately prior to the Effective Time and held by such Company Stockholder immediately prior to the Effective Time (other than any shares of Company Capital Stock held by Company Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), on the terms and subject to the conditions:

(i) Upon the occurrence of Triggering Event I, the Per Share Triggering Event I Earn Out Share Amount;

(ii) Upon the occurrence of Triggering Event II, the Per Share Triggering Event II Earn Out Share Amount; and

(iii) Upon the occurrence of Triggering Event III, the Per Share Triggering Event III Earn Out Share Amount.

(b) For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that (i) each Triggering Event shall only occur once, if at all, (ii) multiple Triggering Events may occur at the same time and (iii) notwithstanding anything herein to the contrary, in no event shall the Company Stockholders in the aggregate be entitled to receive an aggregate number of Earn Out Shares in excess of the product of (A) 22,500,000 multiplied by (B) the Earn Out Shares Allocation Ratio.

(c) If, during the Earn Out Period, there is a Change of Control, then immediately prior to the consummation of such Change of Control: (a) any Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) Parent shall issue the applicable Earn Out Shares to the Company Stockholders (in accordance with their respective pro rata share), and the recipients of such issued Earn Out Shares shall be eligible to participate in such Change of Control with respect to such Earn Out Shares.

(d) Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of a Change of Control pursuant to Section 3.7(c), shall be treated as an adjustment to the Aggregate Merger Consideration by the parties for Tax purposes, unless otherwise required by Tax law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Parent and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

4.1. Company Organization. The Company has been duly incorporated and is validly existing under the Laws of the State of Delaware. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Parent, are true, correct and complete. The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be material to the Company. The Company is not in breach or violation of any of the provisions contained in its Governing Documents in any material respect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and the name of any equityholder other than the Company or any Subsidiary of the Company is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Parent by or on behalf of the Company, and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents in any material respect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.3. Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger). A certified copy of such resolutions has been provided to Parent prior to the execution and delivery of this Agreement by the Company. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

4.4. No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 4.5, and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) subject to receipt of the Company Stockholder Approvals, violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law (subject, in the case of the DGCL, to receipt of the Company Stockholder Approvals), Permit or Governmental Order or Personal Information Laws and Policies applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

4.5. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Parent as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of applicable U.S. and state securities laws, the HSR Act; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects; and (iii) the filing of the Merger Certificate in accordance with the DGCL.

4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 231,861,108 total shares, each with a par value of $0.00001 per share, comprised of: (i) 144,250,000 shares of Company Common Stock, of which 29,430,092 shares are issued and outstanding as of the date of this Agreement; and (ii) 87,611,108 shares of Company Preferred Stock, of which (A) 8,710,087 shares have been designated as “Series A Preferred Stock”, 8,710,087 of which are issued and outstanding as of the date of this Agreement, (B) 14,104,309 shares have been designated as “Series B Preferred Stock”, 14,104,309 of which are issued and outstanding as of the date of this Agreement, (C) 12,430,344 shares have been designated as “Series C Preferred Stock”, 12,430,344 of which are issued and outstanding as of the date of this Agreement, (D) 7,667,172 shares have been designated as “Series D Preferred Stock”, 7,667,172 of which are issued and outstanding as of the date of this Agreement, (E) 3,358,764shares have been designated as “Series D-1 Preferred Stock”, 3,358,764 of which are issued and outstanding as of the date of this Agreement, (F) 11,021,106 shares have been designated as “Series E Preferred Stock”, 11,021,106 of which are issued and outstanding as of the date of this Agreement, (G) 11,772,159 shares have been designated as “Series F Preferred Stock”, 11,772,159 of which are issued and outstanding as of the date of this Agreement and (H) 18,537,167 shares have been designated as “Series G Preferred Stock”, 18,422,997 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock (x) have been duly authorized and validly issued and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with (A) applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; and (z) are not subject to, nor have they been issued in breach or violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(i) As of the date of this Agreement, Options to purchase 20,413,459 Company Common Stock are outstanding.

(ii) The Company has provided to Parent, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds an Option, including the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Options are evidenced by award agreements in substantially the forms previously made available to Parent, and no Option is subject to terms that are materially different from those set forth in such forms. Each Option was validly issued and either properly approved by, or issued pursuant to an Option properly approved by, the Board of Directors of the Company (or appropriate committee thereof), and each outstanding Option has an exercise price equal to or greater than the fair market value of a share of Company Common Stock on the date such Option was granted.

(iii) As of the date of this Agreement, Company Warrants to purchase 1,077,498 Company Common Stock are outstanding.

(iv) The Company has provided to Parent, prior to the date of this Agreement, a true and complete list of each Person who holds a Company Warrant, including the number of shares of Company Common Stock subject thereto, the expiration date and the exercise or strike price thereof. All Company Warrants are evidenced by warrant agreements in substantially the forms previously made available to Parent, and no Company Warrant is subject to terms that are materially different from those set forth in such forms. Each Company Warrant was validly issued and either properly approved by, or issued pursuant to a warrant agreement properly approved by, the Board of Directors of the Company (or appropriate committee thereof). The Company has made available to Parent true and complete copies of all agreements governing each Company Warrant. Each Company Warrant was granted in compliance with all applicable Laws and the Company’s Governing Documents.

(b) Except as set forth in Section 4.6(a), or on Section 4.6(a)(ii) or Section 4.6(a)(iv) of the Company Disclosure Letter, as of the date of this Agreement, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom stock” or similar obligations of the Company or any of its Subsidiaries, (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Section 4.7(b) of the Company Disclosure Letter, neither the Company nor its Subsidiaries hold any Securities of any Person.

4.8. Financial Statements.

(a) The Company has previously made available to Parent:

(i) true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii) true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve-month period ended September 30, 2020 (the “Q3 Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements, the Q3 Financial Statements and if applicable, when delivered pursuant to Section 6.4, the 2020 Audited Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company and each of the Company’s Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Neither the Company (including any employee thereof) nor any independent auditor of the Company has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) Section 4.8(d) of the Company Disclosure Letter sets forth (i) the Indebtedness of the Company and its Subsidiaries as of the date hereof and (ii) the Cash of the Company and its Subsidiaries as of the date hereof.

4.9. Undisclosed Liabilities. Except as set forth on Section 4.8(a) of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) which are reflected in the amount of Unpaid Company Expenses stated in the Company Closing Statement, (e) arising in the ordinary course of business under Contracts of the Company or any of its Subsidiaries existing as of the date hereof or (f) which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets that, if decided against the Company, would reasonably be expected to result in damages and costs of $300,000 or greater; or (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, in each case of the foregoing clauses (b) or (c), that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.11. Legal Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws. The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance in all material respects with applicable Law. Neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws by an Governmental Authority.

(b) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. To the knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(c) The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Parent or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors;

(ii) Each debenture, Contract or other evidence of Indebtedness of the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1 million;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $1 million other than (A) Contracts in which the applicable acquisition or disposition has been consummated and there are no liabilities of the Company or its Subsidiaries remaining or obligations of the Company or its Subsidiaries ongoing and (B) any disposition of assets by the Company or any of its Subsidiaries in the ordinary course of business;

(iv) The Real Property Leases set forth on Section 4.20(a) of the Company Disclosure Letter;

(v) Each Contract involving the formation of a joint venture, partnership, strategic alliance or limited liability company (other than a wholly-owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand, to the extent such Contracts are material to the Company and its Subsidiaries (collectively, “Affiliate Agreements”);

(vii) Contracts with each current employee or Direct Consultant that provide annual base compensation (excluding bonus and other benefits) in excess of $350,000;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue), related to use of Intellectual Property by or of the Company and its Subsidiaries and material to the business of the Company and its Subsidiaries, other than nonexclusive licenses (i) to use commercially available off-the-shelf software and have a replacement cost and annual license fee of less than $1,000,000 per each such Contract; (ii) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts; or (iii) entered into in the ordinary course of business without material deviations from the Company’s standard form agreements (which such standard from agreements have been made available by or on behalf of the Company to Parent prior to the date hereof);

(xi) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xii) Any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights or (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service;

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Company or any of its Subsidiaries or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xiv) Any outstanding written commitment to enter into any Contract of the type described in paragraphs (i) through (xiii) of this Section 4.12(a).

(b) All of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) neither the Company nor any of its Subsidiaries has received any written claim or notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other material plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”). The Company has delivered to Parent, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits

(including Options) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Options have been granted in accordance with the terms of the Company Equity Incentive Plan. Each Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Parent, accurate and complete copies of (i) the Company Equity Incentive Plan, (ii) the forms of standard award agreement under the Company Equity Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity based awards granted under any Company Equity Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h) With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.

4.14. Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, works council or any other employee representative body has, to the knowledge of the Company, requested or sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment concerning the Company’s and its Subsidiaries and Direct Consultants including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding before any Governmental Authority by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened. Except as set forth on Section 4.14(a) of the Company Disclosure Letter, no Governmental Authority has determined that the Company or its Subsidiaries has misclassified any individual as a non-employee.

(d) To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries at the executive level intends to terminate his or her employment.

(e) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(f) In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries resolving specific allegations made by such individual relating to sexual harassment or sexual misconduct by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at or above the level of Vice President or Senior Director. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at or above the level of Vice President or Senior Director.

(g) In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local Law (“WARN”), issued any notification of a plant closing or mass layoff required by WARN, or incurred any liability or obligation under WARN that remains unsatisfied. No employee terminations in connection with or immediately prior to the Closing would trigger any notice or other obligations under WARN.

(h) In the past three (3) years, the Company and each of the Company’s Subsidiaries has complied in all material respects with their respective obligations under applicable Law or any agreement with a labor union, works council or any other employee representative body to inform, consult with or obtain consent from any such entity. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with any such entity for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business), which waiver or extension is currently in effect.

(d) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f) There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(i) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(k) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Company’s knowledge, there is no basis for any such claim to be made.

(l) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code.

(n) Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(o) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) the application of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(p) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(q) The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(r) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Parent, the Company or any of the Company’s Subsidiaries has any obligation. For the avoidance of doubt, any fees or other commissions due to the Persons set forth on Section 4.16 of the Company Disclosure Letter shall be Company Transaction Expenses.

4.17. Insurance. True, correct and complete copies of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries in effect as of the date hereof have previously been made available to Parent. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy.

4.18. Permits.

(a) The Company and its Subsidiaries have obtained, and maintain, all material Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party, (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material Permit; or (iii) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.

4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their present use.

4.20. Real Property.

(a) Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right to, the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to Parent.

(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any land or other real property (“Owned Land”).

4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all material unregistered Intellectual Property owned or purported to be owned by the Company and such Company Subsidiary (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, the Company and its Subsidiaries, taken as a whole, own, free and clear of all Liens (other than Permitted Liens), or have a valid right to use, all Intellectual Property reasonably necessary for the conduct of the business of the Company and its Subsidiaries in as currently conducted.

(c) The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person (with respect to patent rights of any Person only, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e) The Company and its Subsidiaries take, and throughout the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been any unauthorized disclosure of or unauthorized access to same in any manner that, to the knowledge of the Company, has resulted or may result in the misappropriation of, or loss of any material trade secret or other rights in and to such information.

(f) To the knowledge of the Company, no IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Company or its Subsidiaries or customers or partners of the Company and its Subsidiaries.

(g) The Company’s and its Subsidiaries’ use, distribution and conveyance of (i) software included in the Company Intellectual Property, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company Intellectual Property that is distributed, conveyed or otherwise made available to third parties (“Commercially Released Company Intellectual Property”) has incorporated, called, been linked to or combined or distributed with or derived from, or has embedded in it any Open Source Materials in any manner that, based on the way in which the Commercially Released Company Intellectual Property is distributed, conveyed or made available, requires or purports to require any Company Intellectual Property (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be licensed redistributable at no license fee. No Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property, and none of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Company and its Subsidiaries that have confidentiality with respect to same.

4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are, and during the three (3) years preceding the date of this Agreement have been, in compliance with all of the following concerning privacy, data protection or cybersecurity with respect to the collection, processing, storage, use, disclosure, retention, disposal, transfer, or protection (collectively, “Processing”) of Personal Information: (i) applicable Laws, and the applicable requirements of applicable industry and self-regulatory organizations with which the Company or any of its Subsidiaries is obligated by contract or otherwise required to comply, (ii) the Company’s and its Subsidiaries’ policies (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ contractual obligations, (collectively, (i)-(iii), “Personal Information Laws and Policies”), except in each case of (i)-(iii), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, in each case, alleging a violation of any Personal Information Laws and Policies by the Company or any of the Company’s Subsidiaries, and during the three (3) years preceding the date of this Agreement, there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries has as of the date of this Agreement received any written notice from (i) any Governmental Authority or (ii) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, any other Person, in each case, relating to an alleged violation of Personal Information Laws and Policies by the Company or any of the Company’s Subsidiaries.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Company and its Subsidiaries as currently conducted. During the three (3) years preceding the date of this Agreement, (i) there have been no breaches, cyberattacks or security incidents, unauthorized uses, breakdowns, malfunctions, persistent substandard performance, or failures of, or unauthorized access to, the IT Systems (or any Personal Information or confidential data stored thereon or Processed thereby), that has caused any material disruption to, or interruption in, such IT Systems or the conduct of the business of the Company and its Subsidiaries, other than those that were resolved without, or otherwise did not involve, (i) cost or liability material to the Company and its Subsidiaries, taken as a whole or (ii) notification to any affected Person or Governmental Authority. The Company and its Subsidiaries take, and during the three (3) preceding the date of this Agreement have taken, commercially reasonable measures designed to protect confidential, sensitive or Personal Information Processed by the Company or any of its Subsidiaries against unauthorized access, use, modification, loss, disclosure or other misuse, including through reasonable administrative, technical and physical safeguards and the timely remediation of material security audit findings known to the Company relating to IT Systems in their possession or otherwise in their control. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company has during the three (3) years preceding the date of this Agreement (i) experienced any incident in which such information was stolen, lost or improperly accessed nor (ii) to the Company’s knowledge, received any written notice or complaint or Action, or any Action threatened in writing, from any Person (including any Governmental Authority) with respect to any such incident.

4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such Legal Proceeding.

(e) The Company has made available to Parent all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

4.24. Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) except for the transactions contemplated hereby or as set forth on Section 4.24 of the Company Disclosure Letter, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects, in the ordinary course of business and (b) no action has been taken with respect to the Company or its Subsidiaries or their respective businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 6.1 (other than Sections 6.1(e) and 6.1(h)). From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

4.25. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically for inclusion in the Registration Statement will, at the date on which the Proxy Statement/ Registration Statement is first mailed to the Parent Stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.26. Top Vendors.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth on Section 4.26(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

4.27. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

4.28. Financial Assistance; PPP Loans.

(a) None of the Company nor any of its Subsidiaries has applied for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”) (i) that is established under Law, including the CARES Act, section 13(3) of the Federal Reserve Act or the CAA; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Company or any of its Subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Company, or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) where the terms of this Agreement would cause the Company or any of its Subsidiaries under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

(b) Section 4.28(b) of the Company Disclosure Letter sets forth each PPP Loan obtained by the Company. At the time of application, and at the time each such PPP Loan was funded, the Company satisfied and continued to satisfy through the date such PPP Loan was forgiven or repaid in full all of the applicable criteria for such PPP Loan set forth in the Small Business Act (15 U.S.C. § 636(a)), the CARES Act, and the CAA, as applicable (based on applicable Law, including any official public guidance of the relevant Governmental Authority on the CARES Act and the CAA, existing as of the date of submission of the Company’s application for the PPP Loan).

4.29. No Additional Representation or Warranties. Notwithstanding any provision of this Agreement to the contrary, except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) in the case of Parent, any Parent SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such Parent SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Parent and Merger Sub, in the disclosure letter delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 9.9, qualifies the correspondingly numbered and lettered representations in this Article V), Parent and Merger Sub represent and warrant to the Company as follows:

5.1. Company Organization. Each of Parent and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. The copies of Parent’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Parent to the Company, are true, correct and complete. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be material to Parent and Merger Sub. Neither Parent nor Merger Sub is in breach or violation of any of the provisions contained in its respective Governing Documents in any material respect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Parent. Each of Parent and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Parent.

5.2. Due Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Board of Directors of Parent and by Parent as the sole stockholder of Merger Sub and (B) determined by the Board of Directors of Parent as advisable to Parent and the Parent Stockholders and recommended for approval by the Parent Stockholders. No other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Parent Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Parent and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, the Board of Directors of Parent has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders and (ii) authorizing and approving the execution, delivery and performance by Parent of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger).

(c) On or prior to the date of this Agreement, the Board of Directors of Merger Sub has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, Merger Sub and Merger Sub’s stockholders and (ii) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger).

5.3. No Conflict. Subject to the Parent Stockholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Parent and Merger Sub and the other documents contemplated hereby by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Parent or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Parent or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Parent.

5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Parent, threatened, Legal Proceedings against Parent or Merger Sub, their respective properties or assets, or, to the knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Parent or Merger Sub, nor are any assets of Parent’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Parent. Except as would not reasonably be expected to be material to Parent and Merger Sub, taken as a whole, each of Parent and Merger Sub is in compliance with all applicable Laws. None of Parent, Merger Sub or any of the officers, directors or employees thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws by an Governmental Authority.

5.5. SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 11, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”). Parent has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents, and other instruments that previously had been filed by Parent with the SEC and are currently in effect. Each of the Parent SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.6. Internal Controls; Listing; Financial Statements.

(a) (i) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since December 11, 2020, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent Financial Statements for external purposes in conformity with GAAP.

(ii) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(b) Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since December 11, 2020, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Markets (“Nasdaq”). The issued and outstanding Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on Nasdaq.

(d) The Parent SEC Filings contain true and complete copies of the audited balance sheet as of September 28, 2020, and statement of operations, cash flow and shareholders’ equity of Parent for the period from September 18, 2020 (inception) through September 28, 2020, together with the auditor’s reports thereon (the “Parent Financial Statements”). Except as disclosed in the Parent SEC Filings, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.7. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Parent or Merger Sub with respect to Parent’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements, if any, of the Exchange Act, state securities or “Blue Sky” Laws; (ii) applicable requirements of the HSR Act; (iii) as otherwise disclosed on Section 5.7 of the Parent Disclosure Letter or Section 4.5 of the Company Disclosure Letter; and (iv) the filing of the Merger Certificate in accordance with the DGCL.

5.8. Trust Account. As of the date of this Agreement, Parent has at least $275,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $9,625,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity date of one hundred eighty five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to that certain Investment Management Trust Agreement, dated as of December 11, 2020 (the “Trust Agreement”), between Parent and American Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and enforceable in accordance with its terms, and the Trust Agreement has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Governing Documents and the Trust Agreement and the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than in accordance with the Trust Agreement. Since December 11, 2020, Parent has not released any money from the Trust Account (other than interest earned on the principal held in the Trust Account in accordance with the Trust Agreement). There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Governing Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To Parent’s knowledge, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is exercising an Parent Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

5.9. Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.10. Absence of Changes. Since December 11, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement and (b) except (i) as set forth in Section 5.10 of the Parent Disclosure Letter and (ii) for the transactions contemplated hereby, the business of Parent and Merger Sub has been conducted in all material respects, in the ordinary course of business.

5.11. No Undisclosed Liabilities. Except for any Parent Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Parent or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent and Merger Sub, except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Parent SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Parent SEC Filings in the ordinary course of business of Parent and Merger Sub, (iii) arising under Contracts of Parent existing as of the date hereof, or (iv) which would not be, or would not reasonably be expected to be, material to Parent.

5.12. Capitalization of Parent.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Class A Common Stock, of which 27,500,000 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of Parent Class B Common Stock, of which 6,875,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Parent Securities”). The foregoing represents all of the issued and outstanding Parent Securities as of the date of this Agreement. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have not been offered, sold or issued in violation of applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in breach or violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party.

(b) Subject to the terms of conditions of the Warrant Agreement, the Parent Warrants will be exercisable (after giving effect to the Merger) for one share of Parent Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date of this Agreement, 5,500,000 Parent Common Warrants and 5,166,667 Parent Private Placement Warrants are issued and outstanding. The Parent Warrants are not exercisable until the later of (x) December 11, 2021 and (y) thirty (30) days after the Closing. All outstanding Parent Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound. Except for the Subscription Agreements, the Sponsor Backstop Subscription Agreement, Parent’s Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Except as disclosed in the Parent SEC Filings and except for the Subscription Agreements and the Investor Rights Agreement, Parent is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Parent Common Stock or any other equity interests of Parent.

(c) Except as contemplated by this Agreement or other the other documents contemplated hereby (including the Sponsor Backstop Subscription Agreement), and other than in connection with the PIPE Investment, Parent has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Securities or the value of which is determined by reference to the Parent Securities, and there are no Contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Securities.

(d) The shares of Parent Class A Common Stock constituting the Closing Number of Securities and the Earn Out Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise bound.

(e) On or prior to the date of this Agreement, (i) Parent has entered into Subscription Agreements, in substantially the form attached to Section 5.12(e)(i) of the Parent Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Parent, shares of Parent Common Stock for a PIPE Investment Amount of at least $50,000,000.00 (such amount, the “Minimum PIPE Investment Amount”) and (ii) Parent has entered into the Sponsor Backstop Subscription Agreement, in substantially the form attached to Section 5.12(e)(ii) of the Parent Disclosure Letter, with True Wind Capital II, L.P. and True Wind Capital II-A, L.P. pursuant to which, and on the terms and subject to the conditions of which, True Wind Capital II, L.P. and True Wind Capital II-A, L.P. have agreed, in connection with the transactions contemplated hereby, to purchase certain shares of Parent Common Stock subject to the terms and conditions set forth therein. Such Subscription Agreements are in full force and effect with respect to, and binding on, Parent and, to the knowledge of Parent, on each applicable PIPE Investor party and Sponsor party thereto, in accordance with their terms.

(f) Parent has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

5.13. Brokers’ Fees. Except as set forth on Section 5.13 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Parent or any of its Affiliates. For the avoidance of doubt, any fees or other commissions due to the Persons set forth on Section 5.13 of the Parent Disclosure Letter shall be Parent Transaction Expenses.

5.14. Indebtedness. Neither Parent nor Merger Sub has any Indebtedness.

5.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Parent or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Parent and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c) Neither Parent nor Merger Sub has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business), which waiver or extension is currently in effect.

(d) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Parent or Merger Sub.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Parent or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f) There are no Tax audits or other examinations of Parent or Merger Sub presently in progress, nor has Parent or Merger Sub been notified in writing of (nor to the knowledge of the Parent has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of Parent or Merger Sub.

(g) Neither Parent nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h) Neither Parent nor Merger Sub is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between Parent and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(i) Neither Parent nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither Parent nor Merger Sub (i) is liable for Taxes of any other Person (other than Parent and Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Parent or Merger Sub.

(k) No written claim has been made by any Governmental Authority where Parent or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Parent’s knowledge, there is no basis for any such claim to be made.

(l) Neither Parent nor Merger Sub has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m) Neither Parent nor Merger Sub has participated in a “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code.

(n) Parent and Merger Sub is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes.

(o) Neither Parent nor Merger Sub will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date outside of the ordinary course of business, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) the application of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(p) Parent has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Parent has not taken any action, nor to the knowledge of Parent are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

5.16. Business Activities.

(a) Since formation, neither Parent or Merger Sub have conducted any business activities other than activities related to Parent’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Parent nor Merger Sub are party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Parent Transaction Expenses and Working Capital Loans.

5.17. Nasdaq Stock Market Quotation. The Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “NEBC”. The Parent Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NEBCW”. Parent is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or Parent Warrants or terminate the listing of Parent Class A Common Stock or Parent Warrants on Nasdaq. None of Parent, Merger Sub or their respective Affiliates or representatives has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement /Registration Statement and the Proxy Statement, as applicable, is first mailed to the Parent Stockholders and certain of the Company Stockholders, as applicable, and at the time of the Parent Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 5.18) Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Parent and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Parent has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Nondisclosure Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

5.20. No Additional Representation or Warranties. Except as provided in this Article V, neither Parent nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Parent, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Parent, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Parent, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS

6.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VIII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business, and the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, sponsors or other similar entities and other Persons with whom it and they have business relations, (iii) keep available the services of its officers and employees and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or any of the Company’s Subsidiaries (except, in the case of Governing Documents of any of the Company’s Subsidiaries, in a manner that would not be reasonably expected to materially impair or delay the ability of the Company to perform its obligations hereunder), or form or cause to be formed any new Subsidiary of the Company;

(b) make, declare, set a record date for or pay any dividend or distribution to the stockholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests or connection with the exercise or settlement Options or Company Warrants, or (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any Contract of a type required to be listed on Section 4.12 or Section 4.28 of the Company Disclosure Letter or any Real Property Lease or (ii) any Contract between the Company or a Subsidiary of the Company, on the one hand, and any of the Company Stockholders or their respective Affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business;

(f) sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business, (ii) hire or terminate executive level employees other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except in the ordinary course of business or (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $1,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(j) (i) make, change or revoke any material Tax election, (ii) materially amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any material Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes or (viii) incur any material Tax liabilities outside of the ordinary course of business;

(k) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(l) incur or assume any Indebtedness for borrowed money or guarantee any Indebtedness for borrowed money of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, $1,000,000 or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(m) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, except (i) connection with the exercise or settlement Options or Company Warrants or (ii) grants to employees, officers, directors or other individual service providers in the ordinary course of business;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) pay or repay any Indebtedness or Company Transaction Expenses after 11:59 p.m. (Pacific Time) on the Business Day immediately preceding the Closing Date; or

(p) enter into any agreement to do any action prohibited under this Section 6.1.

6.2. Parent Conduct of Business.

(a) During the Interim Period, Parent shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, as required by Law, as set forth on Section 6.2 of the Parent Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course (which consent shall not be unreasonably conditioned, withheld, delayed or denied). Without limiting the generality of the foregoing, except as set forth on Section 6.2 of the Parent Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Parent shall not, and Parent shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Parent Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Parent or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (A) make, declare, set a record date for or pay any dividend or distribution to the stockholders of Parent or make, declare, set a record date for or declare any other distributions in respect of any of Parent’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Parent or Merger Sub, other than a redemption of shares of Parent Common Stock required to be made as part of the Parent Stockholder Redemptions;

(iii) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(iv) (A) except for Working Capital Loans, (x) enter into any non-arm’s length transaction or Contract, (y) enter into any management, advisory or other similar transaction or Contract or (z) amend or renew any other transaction or Contract, in each case with True Wind Capital, any Person controlled by True Wind Capital, including any investment funds or investment vehicles affiliated with, or managed or advised by, True Wind Capital or any portfolio company (as such term is customarily used in the private equity industry) or investment of True Wind Capital or of any such investment fund or investment vehicle or any interest therein (including the Sponsor), or any employee, officer or director of any of the foregoing or (B) amend, terminate or waive any material provision of any Contract set forth on Section 6.2(a)(iv) of the Parent Disclosure Letter;

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (w) incurred in the ordinary course of business and in an aggregate amount not to exceed $1,000,000, (x) incurred between Parent and Merger Sub, (y) in respect of any Working Capital Loan or (z) in respect of a Parent Transaction Expense permitted by clause (vi) below;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than third party fees and expenses incurred (x) in support of the transactions contemplated by this Agreement and the Ancillary Agreements or (y) in support of the ordinary course operations of Parent including any Working Capital Loan;

(vii) other than pursuant to the PIPE Subscription Agreements or Sponsor Backstop Subscription Agreement, (A) issue any Parent Securities or securities exercisable for or convertible into Parent Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Parent Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) make, change or revoke any material Tax election, (B) materially amend, modify or otherwise change any filed Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of any material Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of any material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes or (H) incur any material Tax liabilities outside of the ordinary course of business;

(ix) waive, release, compromise, settle or satisfy any pending or threatened Legal Proceeding; or

(x) enter into any agreement to do any action prohibited under this Section 6.1(a).

(b) During the Interim Period, Parent shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Parent’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.

6.3. Access. Prior to the Effective Time and subject to applicable Laws, Parent shall be entitled, through its directors, officers, employees and other representatives, to have such access to the management, officers, employees, customers, accountants, properties, businesses and operations of the Company and its Subsidiaries and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the Company and its Subsidiaries as it reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause the officers, employees, attorneys, accountants, consultants, agents and other representatives of the Company and its Subsidiaries to reasonably cooperate with Parent and its representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the Company or its Subsidiaries, taken as whole or (ii) require any of the Company or its Subsidiaries to disclose information that the Company, based upon the advice of counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement). The Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable law or not practicable as a result of COVID-19 or any COVID-19 Measures. Any information or materials Parent or its representatives receive pursuant to this Section 6.3 or otherwise pursuant to the transactions contemplated hereby shall be subject to that certain Nondisclosure Agreement, dated as of December 22nd, 2020, between the Company and the Sponsor.

6.4. Preparation and Delivery of Additional Company Financial Statements. As soon as reasonably practicable following the date hereof, the Company shall deliver to Parent the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for the twelve (12) month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2020 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

6.5. No Solicitation by the Company. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to (i) initiate or continue any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford (or continue to afford) to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated this Agreement (including the PIPE Investment) or the Ancillary Agreements. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with Parent and its representatives).

6.6. No Solicitation by Parent. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent shall not, and shall cause Merger Sub not to, and Parent shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Parent shall, and shall instruct its officers and directors to, and Parent shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its representatives).

6.7. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement (but in no event later than February 16, 2021), (x) Parent and the Company shall jointly prepare and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent Stockholders relating to the Parent Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of shares of Parent Common Stock that constitute the Aggregate Merger Consideration (the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or permits and approvals required under “Blue Sky” Laws to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Parent will cause the Proxy Statement/Registration Statement to be disseminated to the Parent Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders.

(b) Parent Stockholder Approval. Parent shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) in accordance with Parent’s Governing Documents and the Nasdaq rules and regulations for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Parent Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Parent Stockholder Redemption. Parent shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change of Parent’s name to “Rover Group, Inc.”, (B) amendment and restatement of Parent’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Registration Statement) in connection with the Merger, including any separate or unbundled proposals as are required to implement the foregoing, (C) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules and regulations, (D) approval of the issuance of shares of Parent Common Stock in connection with the Merger in accordance with applicable Law and Nasdaq rules and regulations, (E) approval of the adoption by Parent of the equity plans described in Section 6.11, (F) the election of directors effective as of the Closing as contemplated by Section 6.12, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (I) adjournment of the Parent Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Parent shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Parent described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit for approval the Transaction Proposals, (y) Parent agrees to use its reasonable best efforts to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting and (z) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Parent Stockholders’ Meeting, then Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 6.7(b), and hold additional Parent Stockholders’ Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Parent Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Stockholders’ Meeting; provided, that the Parent Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Parent agrees that it shall provide the holders of shares of Parent Class A Common Stock the opportunity to elect redemption of such shares of Parent Class A Common Stock in connection with the Parent Stockholders’ Meeting, as required by Parent’s Governing Documents.

(c) Company Stockholder Approvals. The Company shall use reasonable best efforts to (i) obtain and deliver to Parent, the Company Stockholder Approvals, (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders.

6.8. Support of Transaction. Without limiting any covenant contained in Article VI, Parent and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Parent, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

6.9. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Parent shall, and Parent shall cause Parent’s Ultimate Parent Entity to, comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Parent shall, and Parent shall cause Parent’s Ultimate Parent Entity to, substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Parent shall, and Parent shall cause Parent’s Ultimate Parent Entity to, request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain approval, termination or expiration of the waiting period, as applicable, under the HSR Act and any other applicable Antitrust Laws, and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Parent shall, and shall cause its Ultimate Parent Entity to, cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company and its Subsidiaries or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company and its Subsidiaries and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date (the actions described in the foregoing clauses (i) and (ii), “Remedial Actions”); provided, that (x) this Section 6.9 shall in no event require the Company to take any Remedial Action with respect to the Company and its Subsidiaries and (y) nothing in this Section 6.9 shall require or obligate Parent or any of its Affiliates to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, take any Remedial Action with respect to, any Affiliates of Parent other than Parent, the Company and their respective Subsidiaries.

(d) With respect to (x) each of the above filings, (y) the Governmental Approvals listed on Section 4.5 of the Company Disclosure Letter and Section 5.7 of the Parent Disclosure Letter and (z) any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Parent and Parent’s Ultimate Parent Entity shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) reasonably cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Parent, and Parent shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby (with the exception of the filings submitted under the HSR Act); provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Parent and its counsel, and Parent agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that the Company or Parent, as applicable, may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Parent’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material.

(e) Parent shall be responsible for and pay the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

6.10. Equity Financing. Prior to Closing, to the extent the amount of the Parent Stockholder Redemptions exceed the Sponsor Backstop Amount, each of the Company and Parent shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any replacement equity financing arrangement with respect to such excess amount the parties seek in connection with the transactions contemplated by this Agreement on terms substantially consistent with the terms of the Subscription Agreements (it being understood and agreed that the consummation of any such financing by the Company or Parent shall be subject to the parties’ mutual agreement), including (a) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence and (b) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Parent, or their respective auditors. Notwithstanding the foregoing, no such access shall be required to the extent that it would (i) unreasonably disrupt the operations of the Company or its Subsidiaries, taken as whole or (ii) require any of the Company or its Subsidiaries to disclose information that the Company, based upon the advice of counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable. The Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable law or not practicable as a result of COVID-19 or any COVID-19 Measures. The Company’s failure to comply with this Section 6.10 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.

6.11. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Parent shall approve and adopt an incentive equity plan in a form mutually agreed by Parent and the Company (the “Incentive Equity Plan”) that includes an initial share reserve equal to 17,200,000 shares of Parent Class A Common Stock and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Parent, equal to the least of (x) 25,740,000 shares of Parent Class A Common Stock, (y) 5% of the total number of shares of all classes of Parent Common Stock outstanding on the last day of the immediately preceding fiscal year of Parent, and (z) a lesser number of shares of Parent Class A Common Stock determined by the Incentive Equity Plan’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Class A Common Stock issuable under the Incentive Equity Plan, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) ESPP. Prior to the Closing Date, Parent shall approve and adopt an employee stock purchase plan in a form mutually agreed by Parent and the Company (the “ESPP”) that includes an initial share reserve equal to 2,600,000 shares of Parent Class A Common Stock and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Parent, equal to the least of (x) 5,150,000 shares of Parent Class A Common Stock, (y) 1.5% of the total number of shares of all classes of Parent Common Stock outstanding on the last day of the immediately preceding fiscal year of Parent, and (z) a lesser number of shares of Parent Class A Common Stock determined by the ESPP’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Class A Common Stock issuable under the ESPP, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the ESPP remain outstanding.

(c) Parent shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(d) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.11 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

6.12. Post-Closing Directors and Officers of Parent. Subject to the terms of Parent’s Governing Documents, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Parent shall consist of eight (8) directors, at least six (6) of whom shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:

(i) one director to be nominated by the Sponsor prior to the Closing, to serve in the class of directors with a term expiring at Parent’s third annual meeting following the Closing Date;

(ii) seven (7) directors to be nominated by the Company in consultation with the Sponsor prior to the Closing, (x) six (6) of whom shall be Independent Directors and (y) one of whom shall be the Chief Executive Officer;

(b) the Chairperson of the Board of Directors of Parent shall initially be Aaron Easterly, who shall serve in such capacity in accordance with the terms of Parent’s Governing Documents following the Effective Time;

(c) the initial Lead Independent Director of the Board of Directors of Parent shall be designated by the Company in consultation with the Sponsor prior to the Closing;

(d) except as otherwise set forth above, the Company shall designate the class in which each member of the Board of Directors of Parent nominated pursuant to this Section 6.12 is to serve; and

(e) the initial officers of Parent shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Parent’s Governing Documents following the Effective Time.

6.13. Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Company each agree that it shall, and shall cause its Subsidiaries to, indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) Parent and each of its Subsidiaries (the “Parent Indemnified Parties” and, together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent and the Company each agree that it shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its or their respective

Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of its and their former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Parent or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Parent shall assume, and be liable for, each of the covenants in this Section 6.13.

(b) For a period of six (6) years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Parent’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Parent be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Parent or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.13 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.13 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Parent and all successors and assigns of Parent. In the event that Parent or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent shall succeed to the obligations set forth in this Section 6.13.

(d) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent, which indemnification agreements shall continue to be effective following the Closing.

6.14. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.14 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability or obligation of any kind to Parent, Merger Sub, the Company or any of the Company’s Subsidiaries.

6.15. Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of shares of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16. Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, after deducting the amounts required to satisfy the Parent Stockholder Redemption Amount (but prior to payment of the Unpaid Transaction Expenses as contemplated by Section 2.4(d) and Section 9.6(a)) (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Parent prior to or substantially concurrently with the Closing, plus (iii) the Sponsor Backstop Amount and all other amounts actually received by Parent pursuant to the Sponsor Backstop Subscription Agreement prior to or substantially concurrently with the Closing, plus (iv) as of immediately prior to the Closing, the amount of cash and cash equivalents held by Parent without restriction outside of the Trust Account (other than any amounts received pursuant to any Working Capital Loans or Indebtedness (other than any Indebtedness constituting Parent Transaction Expenses)) and any interest earned on the amount of cash held inside the Trust Account, (the “Additional Parent Cash”, and the sum of the amounts set forth in the foregoing clauses (i), (ii), (iii) and (iv), the “Available Parent Cash”) is equal to or greater than $125,000,000.00 (the “Minimum Available Parent Cash Amount”), then the condition set forth in Section 7.3(c) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Parent Stockholders pursuant to the Parent Stockholder Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Parent for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.17. Nasdaq Listing. From the date hereof through the Effective Time, Parent shall ensure Parent remains listed as a public company on Nasdaq and otherwise satisfy all applicable initial and continuing listing requirements (including in connection with the consummation of the transactions contemplated hereby), and shall prepare and submit to Nasdaq a listing application which shall comply with Nasdaq rules covering the shares of Parent Common Stock issuable in the Merger (including any Earn Out Shares issuable pursuant to Section 3.7), and shall use reasonable best efforts to obtain approval for the listing of such shares of Parent Common Stock with the trading ticker “ROVR” as promptly as practicable following the date hereof and in any event as of immediately following the Effective Time, and the Company shall reasonably cooperate with Parent with respect to such listing.

6.18. Parent Public Filings. From the date hereof through the Effective Time, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

6.19. PIPE Subscriptions; Sponsor Backstop Subscription Agreement. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification (other than changes that are solely ministerial and other de minimis changes) to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Parent Common Stock contemplated thereby, and such assignment or transfer does not in any material respect increase conditionality, reduce or impair the rights of Parent under any Subscription Agreement or impede or delay the consummation of the Merger. Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary, proper or advisable to (a) cause all conditions in the Subscription Agreements to be satisfied and (b) subject to the satisfaction of such conditions, consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements, as applicable, to (x) cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (y) the Sponsor to fund the Sponsor Backstop Amount under the Sponsor Backstop Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any requested amendment to any Subscription Agreement in writing; (ii) of any material breach or material default to the knowledge of Parent (or any event or circumstance that, to the knowledge of Parent, with or without notice, lapse of time or both, would give rise to any material breach or material default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Parent, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Parent has been informed in writing by any party to a Subscription Agreement that Parent will not receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms. Notwithstanding anything to contrary in the Sponsor Backstop Subscription Agreement, the prior written consent of the Company (which approval shall not be unreasonably withheld, conditioned or delayed) shall be required in order for the Sponsor to purchase additional shares of Parent Common Stock pursuant to Section 1.1(b) of the Sponsor Backstop Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

7.1. Conditions to Obligations of Parent, Merger Sub, and the Company. The obligations of Parent, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Parent Stockholders Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The waiting period or periods under the HSR Act, and any other Governmental Approvals set forth on Section 7.1(c) of the Company Disclosure Letter applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have been obtained, expired or been terminated, as applicable;

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(e) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Parent Stockholder Redemption Amount

(f) The shares of Parent Common Stock to be issued in connection with the Merger (other than any Earn Out Shares issuable pursuant to Section 3.7) shall have been approved for listing on Nasdaq and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date; and

(g) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 4.24 shall be true and correct as of the Closing Date in all respects and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 4.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

7.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Parent contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement;

(b) Each of the covenants of Parent to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Available Parent Cash shall be no less than the Minimum Available Parent Cash Amount.

ARTICLE VIII

TERMINATION/EFFECTIVENESS

8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Parent;

(b) by the Company or Parent on or after August 11, 2021 (the “Agreement End Date”), if the Closing shall not have occurred by 5:00 p.m. (Pacific Time) on such date; provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(b) if it (or in the case of Parent, either of Parent or Merger Sub) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII prior to the Agreement End Date or (ii) the failure of the Closing to have occurred prior to the Agreement End Date.

(c) by the Company or Parent if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by the Company if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by the Company if there has been a Modification in Recommendation;

(f) by Parent if (i) neither of Parent and Merger Sub are in material breach of any of their respective obligations hereunder that results or would result in any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not being satisfied and (ii) the Company is in material breach of its respective representations, warranties or obligations hereunder that results or would result in any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not being satisfied, and such breach is either (A) not capable of being cured prior to the Agreement End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Parent to the Company and (y) two (2) Business Days prior to the Agreement End Date;

(g) by Parent if the Company Stockholder Approvals shall not have been obtained within forty-eight (48) hours after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or

(h) by the Company if (i) the Company is not in material breach of any of its obligations hereunder that results or would result in any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not being satisfied and (ii) either of Parent or Merger Sub are in material breach of any of their respective representations, warranties or obligations hereunder that results or would result in any of the conditions set forth in Sections 7.1, 7.3(a) or

7.3(b) not being satisfied, and such breach is either (A) not capable of being cured prior to the Agreement End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to Parent and (y) two (2) Business Days prior to the Agreement End Date.

8.2. Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1, then each of the parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party to this Agreement from liability for any willful breach of this Agreement or actual fraud by that party and (ii) the provisions of this Section 8.2 and Article IX and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

ARTICLE IX

MISCELLANEOUS

9.1. Trust Account Waiver. The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 9, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Parent assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Parent that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and Parent’s Governing Documents. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

9.2. Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

(a) If to Parent or Merger Sub prior to the Closing, or to Parent after the Effective Time, to:

Nebula Caravel Acquisition Corp.

Four Embarcadero Center, Suite 2100

San Francisco, California 94111

Attention:  [                ]

Email:       [                 ]

with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: [                ]

                 [                 ]

Email:      [                ]

                 [                 ]

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

A Place for Rover, Inc.

711 Capitol Way S., Suite 204,

Olympia, WA 98501

Attention: [                ]

Email:      [                ]

with copies (which shall not constitute actual or constructive notice) to:

Wilson Sonsini Goodrich & Rosati One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Attention: [                ]

Email:       [                ]

and

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention: [                ]

Email:       [                ]

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

9.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

9.5. Rights of Third Parties. Except as required by applicable Law, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 6.13 and (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.16.

9.6. Expenses.

(a) Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Parent shall pay or cause to be paid, the Unpaid Transaction Expenses in accordance with Section 2.4(d). For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 9.6(a) shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

(b) The Company shall bear and pay all Transfer Taxes incurred by the parties to this Agreement in connection with the transactions contemplated by this Agreement. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.7. Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Superior Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in the

Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.3 shall be effective service of process for any suit, action or proceeding brought in any such court.

9.8. Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.9. Company and Parent Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the Parent Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

9.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter), (b) the Sponsor Support Agreement, the Sponsor Backstop Subscription Agreement and the Company Holders Support Agreement (the “Ancillary Agreements”) and (c) the Nondisclosure Agreement, dated as of December 22, 2020, between Parent and the Company (the “Nondisclosure Agreement”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

9.11. Amendments. Subject to applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Parent Stockholder Approval, if any such amendment shall by applicable Law or Parent’s Governing Documents require further approval of the Parent Stockholders, the effectiveness of such amendment shall be subject to the approval of the Parent Stockholders.

9.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Parent and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 9.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.12(a).

(b) The restriction in Section 9.12(a) shall not apply to the extent the public disclosure is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance of such disclosure as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 9.12.

9.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

9.14. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.15. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.16. Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

9.17. Non-Survival of Representations, Warranties and Covenants. Except in the case of claims against a party to this Agreement in respect of such party’s actual fraud, each of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX.

9.18. Legal Representation.

(a) Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “WSGR Waiving Parties”), that Wilson Sonsini Goodrich & Rosati (“WSGR”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “WSGR WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other WSGR Waiving Parties, and each of Parent and the Company on behalf of itself and the WSGR Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to WSGR’s prior representation of the Company, its Subsidiaries or of WSGR Waiving Parties. Parent and the Company, for itself and the WSGR Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the WSGR WP Group and WSGR, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the WSGR WP Group (the “WSGR Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the WSGR Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the WSGR Privileged Communications, by virtue of the Merger.

(b) Each of Parent and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “STB Waiving Parties”), that Simpson Thacher & Bartlett LLP (“STB”) may represent the stockholders or holders of other equity interests of the Sponsor or of Parent or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “STB WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Parent and its Subsidiaries, or other STB Waiving Parties. Each of Parent and the Company, on behalf of itself and the STB Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to STB’s prior representation of the Sponsor, Parent and its Subsidiaries, or other STB Waiving Parties. Each of Parent and the Company, for itself and the STB Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Parent, or its Subsidiaries, or any other member of the STB WP Group, on the one hand, and STB, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the STB WP Group (the “STB Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the STB Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the STB Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NEBULA CARAVEL ACQUISITION CORP.

By:	/s/ Adam H. Clammer
Name:	Adam H. Clammer
Title:	Chief Executive Officer

FETCH MERGER SUB, INC.

By:	/s/ Adam H. Clammer
Name:	Adam H. Clammer
Title:	Chief Executive Officer

A PLACE FOR ROVER, INC.

By:	/s/ Aaron Easterly
Name:	Aaron Easterly
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Merger]